Exhibit 4.1

AMENDMENT NO. 1 TO
WARRANT AGREEMENT

This Amendment No. 1 to the Warrant Agreement, dated as of October 29, 2009 (this “ Amendment ”), is entered into by and between Secure America Acquisition Corporation, a Delaware corporation, with offices at 1005 North Glebe Road, Suite 550, Arlington, VA 22201 (the “ Company ”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “ Warrant Agent ”).

1. Reference to Warrant Agreement; Definitions . Reference is made to the Warrant Agreement dated as of October 23, 2007, by and between the Company and the Warrant Agent (the “ Agreement ”) and, specifically, to Section 9.8 thereof entitled, “Amendments.” Terms defined in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

2. Amendments to Agreement . The Agreement is hereby amended as follows:

a. The term “ Warrant Price, ” as defined in the Agreement, is hereby amended by deleting “$5.25” and replacing it with “$8.80,” such that section 3.1 of the Agreement entitled, “Warrant Price,” shall read as follows:

3.1 Warrant Price . Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $8.80 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “ Warrant Price ” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date; provided, however, that any such reduction shall apply equally to all of the Warrants and, provided further, that any reduction in the Warrant Price must remain in effect for at least twenty (20) business days.

b. By deleting section 3.2 of the Agreement entitled, “ Duration of Warrants ,” in its entirety and replacing it instead with the following new section 3.2:

3.2 Duration of Warrants . A Warrant may be exercised only during the period (“ Exercise Period ”) commencing on the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, as described more fully in the Company’s Registration Statement (a “ Business Combination ”), and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) October 29, 2013 or (y) the date fixed for redemption of the Warrants, if any, as provided in Section 6 of this Agreement (the “ Expiration Date ”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date.

c. Section 6.1 of the Agreement entitled, “ Redemption ,” is hereby amended by deleting the reference to “$11.50” and replacing it with “$15.05,” such that section 6.1 of the Agreement shall read as follows:

6.1 Redemption . Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“ Redemption Price ”), provided that the reported last sale price of the Common Stock has been equal to or greater than $15.05 per share on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. Notwithstanding anything herein to the contrary, no Founder Warrants shall be redeemable so long as such Founder Warrant is held by Founder or one of its members as of the date of this Agreement. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of SunTrust.

3. Miscellaneous .. Except as otherwise set forth herein, the Agreement shall remain in full force and effect without change or modification. This Amendment may be executed in any number of counterparts, all of which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Warrant Agreement as of the day and year first written above.

SECURE AMERICA ACQUISITION
CORPORATION

By:	/s/ C. Thomas McMillen
	Name:	C. Thomas McMillen
	Title:	Co-Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Michael G. Mullings
	Name:	Michael G. Mullings
	Title:	Vice President